Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19159, 333-43474, 333-163318, 333-166623, 333-172396 and 333-183550) and on Form S-3 (Nos. 333-176190 and 333-173147) of MEMC Electronic Materials, Inc. of our report dated March 1, 2013, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of MEMC Electronic Materials, Inc.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple-deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

/s/ KPMG LLP

St. Louis, Missouri
March 1, 2013